Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos 333-61598-99, 333-113684, 333-129454, 333-168797, and 333-230575) on Form S-8 of PNM Resources, Inc. of our report dated June 29, 2022, relating to the statements of net assets available for benefits of PNM Resources, Inc. Retirement Savings Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental information as of December 31, 2021, appearing in this Annual Report on Form 11-K of PNM Resources, Inc. Retirement Savings Plan for the year ended December 31, 2021.

/s/ Moss Adams LLP

Los Angeles, California
June 29, 2022